Exhibit 99.1

Date:	October 5, 2009	NEWS RELEASE

For Release:	IMMEDIATELY

Hubbell Incorporated
584 Derby-Milford Road
P. O. Box 549
Orange, CT 06477
203-799-4100

Contact:	William R. Sperry
HUBBELL COMPLETES PURCHASE OF BURNDY®
ORANGE, CT. (October 5, 2009) — Hubbell Incorporated (NYSE:  HUBA, HUBB) today announced that it completed the purchase of FCI Americas, Inc. (the business known as “Burndy®”) for consideration of approximately $360 million in cash (net of cash acquired) subject to certain standard adjustments.
Burndy, founded in 1924 and headquartered in Manchester, New Hampshire, is a leading manufacturer of connectors, cable accessories and tooling. Burndy serves commercial and industrial markets and utility customers primarily in the United States (with roughly 25% of sales in Canada, Mexico and Brazil). 2008 sales were approximately $225 million and operating profit margins were in the high teens.
Burndy will continue to operate as a stand alone business unit as part of Hubbell’s electrical systems products for the foreseeable future. The acquisition was funded with cash as well as some short term borrowings. Hubbell will continue to actively evaluate available alternatives for permanent financing to best meet its capital structure objectives going forward. The acquisition is expected to be accretive to earnings in 2010.
Timothy H. Powers, Chairman, President, and Chief Executive Officer of Hubbell Incorporated said “I am excited that we have been able to complete the purchase of Burndy. Since we signed the definitive agreement in July, our management team has been coordinating with Burndy and FCI to ensure a smooth integration. Our extensive interactions over that period of time have served to reinforce the outstanding fit we see between Hubbell and Burndy and the business opportunities that can be realized over time. Burndy’s product quality, relationships with distributors, and emphasis on people are a natural complement to Hubbell. Hubbell welcomes the Burndy employees to our family and we look forward to serving our customers with a broader and deeper product line.”
Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases and include the expected effect of the transaction on the Company’s earnings and the expected sales and operating efficiencies. Such forward-looking statements are based on the Company’s reasonable current expectations and involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements.
Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2008 revenues of $2.7 billion, Hubbell Incorporated operates manufacturing facilities in the United States, Canada, Puerto Rico, Mexico, the People’s Republic of China, Italy, Switzerland, Brazil, Australia and the United Kingdom. Hubbell also participates in joint ventures in Taiwan and Hong Kong, and maintains sales offices in Singapore, Hong Kong, South Korea, the People’s Republic of China, Mexico, and the Middle East. The corporate headquarters is located in Orange, CT.
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